Exhibit 99.1

RICH BATTISTA DEPARTS AS PRESIDENT &

CEO OF LODGENET

Battista Successfully Negotiated Recently Announced

$60 Million Recapitalization Plan with Colony Capital

Frank Elsenbast and James Naro Appointed Interim Co-CEOs

SIOUX FALLS, S.D., January 16, 2013 — LodgeNet Interactive Corporation, the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve, announced today that Rich Battista will depart as President, CEO and director of the Company as of January 16, 2013.   Frank Elsenbast, the Company’s CFO, and James Naro, the Company’s General Counsel, have been appointed interim co-CEOs.

During his tenure, Battista successfully guided LodgeNet through a strategic review process that recently concluded with the announced $60 million recapitalization plan with an investor syndicate led by Colony Capital. The recapitalization is designed to place LodgeNet on a path to revitalize its business and balance sheet, while delivering strong cash flow. The recapitalization also includes a five-year extension of the Company’s secured credit facility with its lenders.

“Rich has done a first-rate job as our president & CEO, leading us through this transaction to secure the Company’s future,” said LodgeNet Interactive Chairman Doug Bradbury. “Under the Colony Capital-led syndicate, LodgeNet is poised to transform its business and re-affirm its position as the industry leader in providing interactive products and services to the hospitality and healthcare markets. We thank Rich for his significant contributions to the Company during this important time and wish him well in his future endeavors.”

“My time at LodgeNet has been very rewarding,” said Rich Battista. “I am proud of what we have accomplished in signing our recapitalization agreement with Colony and our lenders in order to return LodgeNet to strong financial footing. The Colony-led syndicate brings significant resources, both financial and strategic, to the Company. It is now time to pass the baton and I do so knowing that the company is in terrific hands and on an exciting path towards strong future success.”

As co-CEOs, Messrs. Elsenbast and Naro will oversee the completion of the previously announced transaction through the court-supervised process. Upon closing of the transaction, the Company will be appointing a new CEO.

About LodgeNet

LodgeNet Interactive is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.5 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet and the LodgeNet logo are registered trademarks of LodgeNet Interactive Corporation. All rights reserved.

Special Note Regarding Forward-Looking Statements — Certain statements in this press release constitute “forward-looking statements,” including, without limitation, statements regarding the Company’s investment agreement with the Colony Syndicate and the Company’s proposed recapitalization, the Company’s ability to continue operations during the pendency of the bankruptcy case, the agreement with DIRECTV, and the effect of actions of the Bankruptcy Court on the Company’s assets and operations.

Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others,  the Company’s ability to comply with the terms of the investment agreement with the Colony Syndicate, including the conditions to closing, which require, among other things, that the Company maintain a certain minimum amount of liquidity, maintain certain material contracts, and obtain the Bankruptcy Court’s approval of its Chapter 11 plan of reorganization; the Company’s ability to obtain Bankruptcy Court approval with respect to its motions in the Chapter 11 proceedings; risks associated with third party motions in the Chapter 11 proceedings, which may interfere with the Company’s ability to consummate its plan of reorganization; the potential adverse effects of the Chapter 11 proceedings on the Company’s business, customer relationships, liquidity or results of operations; continued compliance with conditions for funding under the debtor-in-possession financing facility; the ability to execute the Company’s business and restructuring plan to achieve desired cost savings and additional capital to improve liquidity; the Colony Syndicate’s ability to reach a definitive agreement with DIRECTV; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our anticipated results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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